Exhibit (k)(ii)

AMENDMENT NO. 1

TO ADMINISTRATIVE SERVICES AGREEMENT

(Thrivent Church Loan and Income Fund)

Thrivent Asset Management, LLC (“TAM”) and Thrivent Church Loan and Income Fund (“TCLIF”) hereby agree that, with respect to the Administrative Services Agreement dated August 29, 2018, as amended, between TAM and TCLIF (the “Agreement”), effective January 1, 2019, the first sentence of Section 3 of the Agreement, is amended to read as follows:

For receiving Services under this Agreement, whether such Services are provided by TAM, its affiliates or other vendors, the Trust will pay TAM an annual fee (the “Fee”) equal to (a) 0.017 percent (0.017%) of each Fund’s average daily net assets (the “Variable Portion”), plus (b) a fixed fee of $70,000 per Fund.

THRIVENT CHURCH LOAN AND INCOME FUND

By:	/s/ David S. Royal
David S. Royal
President and Chief Investment Officer

THRIVENT ASSET MANAGEMENT, LLC

By:	/s/ Gerard V. Vaillancourt
Gerard V. Vaillancourt
Vice President, Chief Financial Officer and Treasurer